Exhibit 99.1

Plus Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Requirement

HOUSTON, Texas, April 21, 2026 – Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), a healthcare company developing and commercializing precision diagnostics and radiopharmaceuticals for central nervous system (CNS) cancers, today announced that it has received notification from The Nasdaq Stock Market LLC (“Nasdaq”) confirming the Company has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

Nasdaq determined that, for the 10 consecutive business days from April 6, 2026 to April 17, 2026, the closing bid price of the Company’s common stock was at or above $1.00 per share. Accordingly, Nasdaq has advised that the matter is now closed.

About Plus Therapeutics

Headquartered in Houston, Texas, Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company developing targeted radiotherapeutics for difficult-to-treat cancers of the central nervous system with the potential to enhance clinical outcomes. Combining image-guided local beta radiation and targeted drug delivery approaches, the Company is advancing a pipeline of product candidates with lead programs in leptomeningeal metastases (LM) and recurrent glioblastoma (GBM). The Company has built a supply chain through strategic partnerships that enable the development, manufacturing and future potential commercialization of its products.

Investor Contact
CORE IR
investor@plustherapeutics.com